                                                                    Exhibit 99.1
                  LifeMinders Reports Fourth Quarter Results;

                  Names Jonathan B. Bulkeley Chairman and CEO


           Revenue Up 285 Percent in FY 2000; 21.6 Million Members;

                              $63 Million in Cash



HERNDON, VA - January 30, 2001 - LifeMinders, Inc. (Nasdaq: LFMN), a leading online direct marketing company, today reported results for the fourth quarter and fiscal year ending December 31, 2000. The Company also announced that founder Stephen Chapin has stepped down as Chairman and CEO. The Board has appointed current Board Member, Jonathan B. Bulkeley, as Chairman and CEO.

Currently Bulkeley is the Non Executive Chairman of QXL Ricardo, Europe's leading online auction company and serves on several boards including Reader's Digest, Milliken & Co., and Rocket Networks. Previously, Bulkeley was the CEO of barnesandnoble.com and held a number of positions at AOL including Managing Director of AOL UK and Vice President of Business Development. Bulkeley, who has served on LifeMinders' Board since August 1999, will join an experienced executive team at LifeMinders including Allison Abraham, president and member of the Board of Directors, who has recently returned from maternity leave, and Joe Grabias, CFO since August 1999.

"In just two years, Steve has created and built one of the most respected online direct marketing companies. Our enviable position includes a database with over 21 million members, a scaleable direct marketing infrastructure and a cash and marketable securities balance of approximately $63 million," said Jonathan B. Bulkeley, CEO of LifeMinders. "I am fortunate to be able to leverage these assets to drive the Company to profitability."

Fourth Quarter and Full Year Results

For the fourth quarter 2000, LifeMinders reported $11.6 million in revenue, a 45% increase over revenue of $8.0 million for the comparable year- ago quarter. Earnings Before Interest, Tax, Depreciation and Amortization (EBITDA) for the fourth quarter 2000, excluding impairment charges, was a loss of $8.4 million, or ($0.33) per share. Net loss for the fourth quarter 2000, under generally accepted accounting principles, was $70.5 million, or ($2.77) per basic and diluted share, which included an impairment charge of $54.0 million relating to the Company's investments in its Wireless segment and other on-line companies, compared to a loss of $17.6 million, or ($1.60) per basic and diluted share, in the fourth quarter of 1999. Gross margins for the fourth quarter of 2000 were 79%.

LifeMinders reported $53.9 million in revenues for the full year 2000, a 285% increase over revenues of $14 million for the comparable year-ago period. The Company reported that full year 2000 EBITDA loss, excluding impairment charges, of $41.1 million, or ($1.72) per share.

Net loss for the year 2000, under generally accepted accounting principles, was $109.5 million, or ($4.59) per basic and diluted share, which included the impairment charge referred to above, compared to a loss of $32.8 million, or ($6.26) per basic and diluted share for 1999. Gross margins for the year remained strong at 88%. The Company also finished the year with approximately $63 million in cash and marketable securities.

Consumer Services

Direct marketing advertising revenue for the fourth quarter 2000 was $10.6 million. The Company was impacted primarily by the soft online advertising market and tighter credit policies. While the overall number of advertisers remained constant at approximately 205, the average spend per advertiser during the quarter fell as advertisers were more cautious with their spending than in previous periods. The number of offline advertisers increased to 39% of the total, up from 10% in Q4 1999. New signings during the period included Merrill Lynch Direct, US Army, American Express, MCI, Reflect.com and Bristol Myers, while the Company deepened relationships with accounts such as Dell, Fingerhut, Discover, Schering-Plough, Nestle, and Omaha Steaks.

LifeMinders continued its drive to have one of the largest online permission-based memberships, growing to over 21 million. E-mails sent in the quarter grew to more than 695 million.

Key product enhancements launched during the period include the signing of a major content relationship with AOL's Digital City that allows LifeMinders to provide detailed local information to members across multiple categories. In December 2000, LifeMinders purchased eCoupons, an online couponing company, bringing new targeting capabilities to LifeMinders' emails that appeal to offline retailers. This acquisition brought new advertisers such as Penske Auto Centers and Mailboxes Etc., with others currently in test programs. This gives the Company the capability of generating retail coupons within individual emails targeted at a zip code level. These enhancements, as well as increased personalization, were key drivers in keeping member activity rates comparable to previous periods.

"The Consumer unit had a challenging quarter but we still have significant assets from which to build the business," said Allison Abraham, president of LifeMinders. "Our scaleable targeting capabilities are highly desired and our mix of offline advertisers is increasing. Leveraging these areas will be our focus over the next several months as we drive to profitability."

Outsourcing Services

The Outsourcing unit, which provides infrastructure, technology and direct marketing services to clients to send emails to their customers, was also impacted by the challenges facing online advertising, which led to slower than expected sales cycles and weaker overall demand. During the fourth quarter, the Company launched services for AOL's Netscape and Netbusiness, Johnson & Johnson, The Weather Channel and Fingerhut. This business will continue to be carefully evaluated to ensure it is positively contributing to the Company's drive to profitably.

Wireless Business

In a continued focus to reach profitability in the near term, LifeMinders eliminated its wireless segment. This decision was based on changes in market conditions and a determination that companies were not yet ready to pay a sufficient amount for the service. Fourth quarter 2000 results include an impairment charge of approximately $49 million primarily related to the write off of long-lived assets, including goodwill, related to the acquisition of wireless technologies which occurred in the first and third quarters of 2000. In addition, Tim Haley, president of LifeMinders Wireless, has left the Company to pursue other business interests.

Expense Reductions

Late in the fourth quarter, the Company initiated expense reductions that include reducing workforce by 19% in early January 2001, closing its wireless segment and decreasing sales and marketing and general and administrative costs, all designed to drive LifeMinders to profitability.

"We have simplified our focus to our core direct marketing business," stated Mr. Bulkeley. "And while the past quarter has seen some challenges, our core assets -- an enviable membership base, a scaleable infrastructure, and a seasoned team of direct marketing professionals -- are intact. With $63 million in cash and marketable securities, we will leverage these assets toward achieving our goal of profitability in the coming quarters."

LifeMinders will host a conference call today to discuss fourth quarter and fiscal year 2000 results at 4:30 p.m. Eastern Time. The broadcast can be heard through LifeMinders' website at http://www.lifeminders.com/investors. Domestic participants can call into the conference toll-free at 800-289-0485; international callers must dial 913-981-5518.

A replay of the call will also be available on the site, or by calling 888-203-1112 in the U.S.; or internationally, 719-457-0820. The replay confirmation code is 480-688. The call can be accessed up to two weeks after the broadcast.

About LifeMinders, Inc.

LifeMinders, Inc. (Nasdaq: LFMN) is a leading online direct marketer that serves 21 million members and provides direct marketing products and services to companies.

LifeMinders' Consumer unit sends highly personalized e-mail messages in more than 20 categories to its member base. These targeted messages are based on detailed member profiles that are obtained during the permission-based registration process. For example, if a member signs up for LifeMinders Auto and provides the year, make, and model of his or her car, LifeMinders will send timely updates regarding service needs, oil changes, recalls, and relevant industry news.

LifeMinders' Outsourcing unit, utilizing the Company's Outsourced
Personalization Technology (OPT(TM)), enables companies to deliver targeted marketing messages to their own customers. This enhances communication with their consumers; deriving increased revenue opportunities and heightened loyalty for their brands.

LifeMinders currently works with 200 direct marketing partners, including world-class leaders such as Netscape Communications, Netscape's NetBusiness, Discovery Communications, Fingerhut, The Weather Channel, Bell South, BMG, First USA, and Schering-Plough.

LifeMinders, Inc., LifeMinders.com, LifeMinders, the LifeMinders.com logo and LifeMinders Outsourcing Personalization Technology (OPT) are registered trademarks of LifeMinders, Inc. (www.lifeminders.com )

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals, comments concerning future profitability and the drive to profitability and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, which are described in LifeMinders, Inc.'s filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. LifeMinders, Inc. undertakes no obligations to revise or update any forward- looking statements in order to reflect events or circumstances that may arise after the date of this release. SOURCE LifeMinders, Inc.

               Investor Contact:                  Media Contact:
                Masha Korsunsky                  Jordan Benjamin
                LifeMinders, Inc.                LifeMinders, Inc.
               703-707-8261 x1313               703-707-8261 x1384


                               LIFEMINDERS, INC.
                          CONSOLIDATED BALANCE SHEETS
                (in thousands, except share and per share data)



                                                December 31,    December 31,
                                                2000            1999
                                                (unaudited)

    ASSETS
    Current assets:
       Cash and cash equivalents                 $ 42,771       $ 55,524
       Marketable securities                       19,939          1,968
       Accounts receivable, net                     9,090          6,526
       Prepaid expenses and other current
        assets                                      6,324          6,770
          Total current assets                     78,124         70,788

    Property and equipment, net                    22,876          5,380
    Goodwill and intangible assets, net             4,159              -
    Restricted cash                                 7,700              -
    Investment in unconsolidated entities             310              -
    Other assets                                      437            689

          Total assets                           $113,606       $ 76,857

    LIABILITIES AND STOCKHOLDERS' EQUITY

    Current liabilities:
       Accounts payable                          $  4,481       $  3,121
       Accrued expenses                             2,804          5,990
       Deferred revenue                               288            244
       Note payable                                   782             81
       Capital lease obligation                     1,370            724
          Total current liabilities                 9,725         10,160

    Note payable, net of current portion              472             74
    Capital lease obligation, net of
     current portion                                  197            906
    Deferred rent                                      43             40

          Total liabilities                        10,437         11,180

    Stockholders' equity:
       Common stock, $.01 par value;
         60,000,000 shares authorized;
         20,299,039 and 25,932,217
         shares issued and outstanding
         at December 31, 1999 and
         December 31, 2000, respectively              259            203
       Additional paid-in capital                 251,393        104,622
       Deferred compensation on employee
        stock options                              (4,904)        (5,077)
       Accumulated deficit                       (143,579)       (34,071)

          Total stockholders' equity              103,169         65,677

          Total liabilities and
           stockholders' equity                  $113,606       $ 76,857


                               LIFEMINDERS, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (in thousands, except share and per share data)

                                  Three Months Ended            Twelve Months Ended
                                  December 31,                  December 31,
                                  2000        1999              2000                      1999
                                  (unaudited) (unaudited)       (unaudited)

 Revenue:
    Advertising                   $    11,092   $     5,381    $    45,814        $     9,446
    Opt-in                                142         2,659          6,574              4,573
          Consulting                      341             -          1,539                  -
        Total revenues                 11,575         8,040         53,927             14,019

    Cost of revenue                     2,424           424          6,449                846

    Gross margin                        9,151         7,616         47,478             13,173

 Operating expenses:
  Sales and marketing                  11,752        22,322         70,858             38,961
  Research and development              2,311           771          7,758              1,795
  General and
    administrative                      6,885         1,966         17,274              4,371
  Amortization of goodwill              4,320             -          9,571                  -
  Depreciation and
      amortization                      1,624           118          3,253                185
  Impairment of long-lived
    assets                             53,986             -         54,025                  -
       Total operating
         expenses                      80,878        25,177        162,739             45,312

    Loss from operations              (71,727)      (17,561)      (115,261)           (32,139)
    Loss from unconsolidated
     subsidiaries                           -             -            (25)                 -
    Interest income, net                1,233           405          5,778                529

    Net loss                          (70,494)      (17,156)      (109,508)           (31,610)

    Accretion on mandatorily
     redeemable convertible
      preferred stock                       -          (491)             -             (1,155)

    Net loss available to
     common stockholders          $   (70,494)  $   (17,647)   $  (109,508)       $  (32,765)

    Basic and diluted net loss
     per common share                  $(2.77)       $(1.60)        $(4.59)            $(6.26)

    Basic and diluted weighted
     average common shares
      and common share
       equivalents                 25,490,740    11,034,769     23,854,850          5,230,826

    Supplemental EBITDA
     Information: (1)
      Net loss                    $   (70,494)  $   (17,156)   $  (109,508)       $   (31,610)
      Less: Interest income            (1,233)         (405)        (5,779)              (529)
      Add: Depreciation,
       amortization and
        stock based
         compensation                   9,321           693         20,137              1,163
     Add: Impairment expense           53,986             -         54,025                  -

      EBITDA net loss             $    (8,420)  $   (16,868)   $   (41,125)       $   (30,976)

      EBITDA basic and diluted
       net loss per share              $(0.33)       $(1.53)        $(1.72)            $(5.92)

(1) The accompanying supplemental financial information is presented for informational purposes only and should not be considered as a substitute for the historical financial information presented in accordance with generally accepted accounting principles. SOURCE LifeMinders, Inc.


CONTACT: Investors: Masha Korsunsky, 703-707-8261, ext. 1313, or Media:
         Jordan Benjamin, 703-707-8261, ext. 1384, both of LifeMinders, Inc.



This is neither an offer to buy or sell a security and is for informational purposes only.